EXHIBIT 10.34
                             RETIREMENT AGREEMENT

            This  Retirement  Agreement (this "Agreement"), effective as of the latest date signed below ("Effective Date"), is between David Van Hoose, including any executor, administrator, heir, assign, and anyone else acting by or for him or on his behalf ("Van Hoose"), and Pilgrim's Pride Corporation, including any agent, officer, director, employee, affiliate, parent, subsidiary, division, successor or assign of Pilgrims Pride Corporation ("Pilgrim").

            Van  Hoose  is  the  President,  Chief Executive Officer, and Chief
Operating Officer of Pilgrim and is an at-will employee of Pilgrim. In exchange for Van Hoose's promises and representations made in this Agreement, Pilgrim agrees to provide certain payments and benefits to Van Hoose, to which Van Hoose is not otherwise entitled except as set forth in this Agreement.

            Van Hoose and Pilgrim agree that this Agreement constitutes their full and entire agreement and is intended completely, permanently and amicably to terminate any and every legal claim, duty or obligation existing between them as of the Effective Date of this Agreement, except as otherwise provided in this Agreement. This Agreement can be modified only by a statement in writing signed by both Van Hoose and Pilgrim.

            In consideration of the promises and mutual agreements hereinafter set forth, the adequacy and sufficiency which is hereby acknowledged by Van Hoose and Pilgrim, Van Hoose and Pilgrim agree to the following terms:

I.    STATUS OF EMPLOYMENT UNTIL MARCH 29, 2003.

1. Immediately upon the Effective Date, (a) Van Hoose shall retain only the title of Chief Executive Officer and shall remain a Director of Pilgrim, and in his capacity as an officer of Pilgrim shall have only those duties and responsibilities as are specifically assigned to him by the Pilgrim Board of Directors ("Board") and (b) the Board within its sole discretion may change or terminate, at any time prior to March 29, 2003, and for any reason (1) his title and position as an officer, or (2) any or all of his duties or responsibilities as an officer or employee. Further, upon request by the Board, Van Hoose shall resign his position as a Director of Pilgrim. From the Effective Date until March 29, 2003, Van Hoose shall devote all of his time and efforts to his duties for and the business of Pilgrim as are assigned to him, and shall not undertake work or employment, whether as an employee or independent contractor, for any other person or entity. Any action by Pilgrim or the Board pursuant to this paragraph with respect to Van Hoose shall not relieve Pilgrim of its other obligations and duties under this Agreement.

2. From the Effective Date until March 29, 2003, Van Hoose will continue to receive his current salary and benefits, but he shall not receive any Key Bonus or incentive compensation.



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



II.   VOLUNTARY RETIREMENT AND TERMINATION

3. Van Hoose agrees to voluntary retire from Pilgrim as of March 29, 2003, and he agrees that his employment with Pilgrim will permanently terminate at that time.

4. Notwithstanding the above, Van Hoose shall become a contract consultant to Pilgrim for a period of three years beginning March 29, 2003 and ending March 29, 2006 (the "Consultancy"), and will perform such consulting duties as may be directed by Pilgrim from time to time. Van Hoose's Consultancy to Pilgrim shall terminate on March 29, 2006 unless the Board exercises its option to renew this Consultancy for any particular period of time, which the Board may do at its sole discretion, but in no event may any such renewals extend beyond March 29, 2008. Nothing herein shall prohibit Van Hoose from acting as an employee for another person or entity during the Consultancy.

5. During the period of his Consultancy, Van Hoose shall be paid $13,888.89 (Thirteen Thousand Eight Hundred and Eighty Eight Dollars and No Cents) per month, with the first scheduled payment on or about April 29, 2003 (the "Consultancy Payments"). Van Hoose shall be reimbursed, according to the Pilgrim Expense Reimbursement Policy, for any expenses incurred in performing his duties as a consultant. In the event that Van Hoose becomes physically or mentally disabled or incapacitated such that he can not perform the consulting duties assigned to him by Pilgrim for a continuous period of 60 days, then Pilgrim's obligation to make payments for the remainder of any such Consultancy shall terminate.

6. It is agreed and Van Hoose acknowledges that no withholding of taxes will be made by Pilgrim with respect to the Consultancy Payments and the payment in
   Section 7 below and that Van Hoose is solely responsible for paying any and all taxes, including but not limited to all Social Security, self-employment, federal income taxes, and any other applicable federal, state and local taxes, including all penalties, interest and late payments, that may apply to the Consultancy Payments and the payment in Section 7. Van Hoose further agrees to indemnify and hold harmless Pilgrim from any and all liability that may result in the event the Internal Revenue Service or any other governmental authority or a court of competent jurisdiction may characterize the Consultancy Payments or the payments in Section 7(A) and
   (B) as taxable income or wages.

III.  ADDITIONAL PAYMENTS AND BENEFITS ACCORDED TO VAN HOOSE

7. Pilgrim agrees to pay Van Hoose the sum of $1,300,000. (One Million Three Hundred Thousand Dollars and No Cents) on the Effective Date. Van Hoose acknowledges that he is not entitled to receive, and has no right or claim to receive, this payment except as provided in this Agreement and in consideration of his promises and representations made in this Agreement.

      Van Hoose acknowledges that he must continue to comply with all requirements and restrictions to which he is subject, whether individually or in his capacity as Chief Executive Officer or as a Director of Pilgrim, pursuant to applicable state and federal securities laws.

8. Pilgrim will continue to provide Van Hoose with health insurance and life insurance benefits until March 29, 2003. Upon Van Hoose's retirement on March 29, 2003, Van Hoose will be eligible for continued medical, dental, and vision benefits through the Consolidated Omnibus Benefits Reconciliation Act (COBRA), if Van Hoose makes a timely election and payment for such benefits. Benefit continuation information through COBRA and an election form will be sent to Van Hoose upon his qualification date.

9. In the event Van Hoose desires to sell his current home at 204 Turnberry Street, Mount Pleasant, Texas, Van Hoose may request that Pilgrim purchase such property by giving written notification to Pilgrim at the office of Chief Financial Officer. Upon timely request, Pilgrim agrees to purchase this home from Van Hoose for the cash sum of $625,000.00 (Six Hundred and Twenty Five Thousand Dollars and No Cents), less usual and customary seller's expenses (e.g. Title Policy, survey, documentary fees, filing fees and pro-rated taxes), provided such written request is received by Pilgrim within 12 months of the Effective Date. The parties agree to use reasonable efforts to close any sale made pursuant to this paragraph within 45 days of the date Pilgrim receives the written request, assuming no incurable defects in title to the property.

10.In the event Van Hoose desires to sell his  farm  property located in Shelby
   County, Texas, Van Hoose may request that Pilgrim purchase such property by giving written notification to Pilgrim at the office of the Chief Financial Officer. Upon timely request, Pilgrim agrees to purchase this property from Van Hoose for the cash sum of $1,200,000.00 (One Million Two Hundred Thousand Dollars and No Cents), less usual and customary seller's expenses (e.g. Title Policy, survey, documentary fees, filing fees and pro-rated taxes), provided that such written request is received by Pilgrim within 12 months of the Effective Date. The parties agree to make reasonable efforts to close any sale made pursuant to this paragraph within 45 days of the date Pilgrim receives the written request, assuming no incurable defects in title to the property and assuming no material problems related to environmental contamination on the property.

11.Pilgrim will reimburse Van Hoose for reasonable and customary moving expenses, in the event that Van Hoose sells his home and relocates within one year of the Effective Date. To qualify for reimbursement, all expenses submitted for reimbursement must be supported by verifiable documentation, such as receipts, invoices, or other documentation, and Van Hoose must obtain and submit for approval in advance by Pilgrim a minimum of three competitive bids for the cost of moving household and personal items.



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



IV.   OBLIGATIONS TO PILGRIM

      A.    CONFIDENTIALITY AND NON-DISCLOSURE

12.Van Hoose agrees that Pilgrim owns or  has rights to valuable, confidential, and proprietary information and trade secrets. Van Hoose agrees that he shall not disclose to any person or entity without express written authorization of Pilgrim any proprietary or confidential information, whether written or oral, received, gained or known by Van Hoose in the course of his performance of services and work for Pilgrim, nor shall he make use of any such confidential information on his own behalf or on behalf of any other person or entity. Van Hoose also agrees to use all reasonable safeguards to prevent the unauthorized disclosure of such proprietary or confidential information. Van Hoose's obligations of non-disclosure pursuant to this Agreement are permanent and exist indefinitely. Pilgrim's confidential and proprietary information shall not include information that is in the public domain or becomes publicly available without breach of this Agreement or any other obligation of confidentiality.

      A. Such confidential or proprietary information of Pilgrim includes, but is not limited to: all information or ideas in whatever form, tangible or intangible (written, oral, photographic, electronic, magnetic or otherwise), pertaining in any manner to the business of Pilgrim, including, but not limited to, products, services, systems, methods, designs, specifications, scientific or technical knowledge or techniques, information concerning customers or potential customers and their requirements, strategies, negotiations of contracts, price lists, pricing policies, financial information, marketing information, mailing lists, employee data, supplier data, internal cost and profit information, legal information, and all other materials or information relating to Pilgrim's business.

13.Van Hoose agrees that the provisions of Section 12 are essential for the protection of Pilgrim and that any breach or threatened breach would cause immediate and irreparable damage to Pilgrim, for which Pilgrim would have no adequate remedy at law. Accordingly, Van Hoose agrees that in the event of any breach or threatened breach hereof, Pilgrim may, without limitation on any other rights Pilgrim may have, obtain a temporary restraining order, preliminary injunction, or other form of equitable relief to enforce the provisions herein, and may do so prior to the commencement of any arbitration proceeding provided for under this Agreement. Van Hoose agrees that because of the uncertainty inherent in quantifying money damages for a breach of the provisions of Section 12, and in the event of a breach, Pilgrim may terminate Van Hoose's Consultancy and recover from Van Hoose as liquidated damages, in addition to its equitable remedy of injunction, an amount equal to any monies due but not yet paid to Van Hoose under this Agreement, specifically the weekly payments referenced in Section 5 of this Agreement.



                                           #

      B.    CONTINUING ASSISTANCE TO PILGRIM AND INDEMNIFICATION

14.Van  Hoose shall provide full assistance to and cooperation with Pilgrim  in connection with the product recall controversy and investigation currently being conducted, and any other litigation or investigation on which the Company requests his assistance, concerning alleged presence of Listeria at Pilgrims' production facilities or any other matter. Such assistance and cooperation shall include, but not be limited to, providing truthful testimony on behalf of Pilgrim in connection with any civil, administrative, or other legal proceeding which has or may be brought by or against Pilgrim.

15.Pilgrim  agrees to indemnify and hold harmless Van Hoose if  he  is  made  a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative by reason of the fact that he served as an employee, officer or director of Pilgrim or by his continued service under this Agreement as an Officer or Director of Pilgrim, against expenses, attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if Van Hoose acted in good faith and in a manner in which he reasonably believed to be in and not opposed to the best interest of Pilgrim.

V.    MUTUAL RELEASE AND COVENANT NOT TO SUE

16.Van Hoose settles, releases and waives all claims, liens, demands, causes of action, obligations, damages and liabilities of any kind, known or unknown, that Van Hoose ever had, now has or may hereafter claim to have against Pilgrim or any of its agents, officers, directors, employees, affiliates, assigns, parents, subsidiaries, divisions, successors or any other representative acting for or on behalf of Pilgrim as of the Effective Date of this Agreement, including, but not limited to, all claims arising out of or from his employment with or termination from Pilgrim, all claims of unlawful discrimination, harassment or retaliation under state, local or federal law (including but not limited to, the Texas Workers Compensation Act, Age Discrimination in Employment Act, Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, Texas Commission on Human Rights Act, Civil Rights Act of 1991, and Americans with Disabilities Act); any claim for unpaid wages, bonuses, expense reimbursements, vacation, profit sharing pay-out, stock options, or employee benefits; any rights or causes of action that Van Hoose has as a shareholder of Pilgrim; all claims for any violation of any other federal, state or local statute, ordinance or regulation, or the Constitution of the United States or the State of Texas; any claims of personal injury or contract breach; any and every other claim arising under the common law of the State of Texas or any other jurisdiction; and all claims for attorneys' fees. Van Hoose further covenants not to sue Pilgrim for any claim or cause of action arising out of his employment, any change in his title or duties as an officer of Pilgrim, or the termination of his employment. Nothing herein shall be construed as (1) releasing Pilgrim from its obligations in this Agreement or its obligations to perform this Agreement, or (2) waiving any right of Van Hoose to enforce the performance of, or seek redress for any breach of, this Agreement

17.Pilgrim  hereby  settles,  releases,  and waives all claims, liens, demands, causes of action, obligations, damages and liabilities of any kind, known or unknown, that Pilgrim ever had, now has or may hereafter claim to have against Van Hoose or any of his agents, officers, directors, employees, affiliates, assigns, successors or any other representative acting for or on behalf of Van Hoose as of the Effective Date of this Agreement, including but not limited to any claims arising out of his employment with Pilgrim or separation from Pilgrim, any claims under any employment or other agreement executed by Van Hoose and Pilgrim, all claims for any violation of any other federal, state or local statute, ordinance or regulation, or the
   Constitution of the United States or the State of Texas; any claims of personal injury or contract breach; and all claims for attorneys' fees. and any and every other claim arising under the common law of the State of Texas or any other jurisdiction. Nothing herein shall be construed as (1)
   releasing Van Hoose from his obligations in this Agreement or his obligations to perform this Agreement, or (2) waiving any right of Pilgrim to enforce the performance of, or seek redress for any breach of, this Agreement .

VI.   MISCELLANEOUS PROVISIONS

18.This Agreement contains all the promises and understandings  of  the parties and supersedes any prior agreements or previous communications (whether oral or written) between Pilgrim and Van Hoose. There are no other agreements or understandings besides this Agreement, and Van Hoose and Pilgrim specifically disclaim any reliance on any promises, statements or understandings that are not specifically set forth in this Agreement.

19.Neither Van Hoose  nor  Pilgrim  shall  disclose  to  any  person  the facts surrounding this Agreement, or any of the terms of this Agreement. The only exceptions to this confidentiality provision are that the parties may disclose the fact of this Agreement or its terms to their respective attorneys, and Pilgrim may make such disclosure of this Agreement or its terms as it deems necessary in SEC filings, earnings releases or other filings or statements made pursuant to applicable securities laws. In addition, either party or its attorneys may make such disclosure as is necessary to their respective tax attorneys, accountants, or advisors for the purposes of taking tax positions and preparing tax returns.

20.Van Hoose and Pilgrim agree that they and their agents will respond to any inquiry concerning the terms or existence of this Agreement only by reference to the press releases attached hereto as Exhibit "A" "B" and "C". Van Hoose and Pilgrim agree that no other public statement or press release shall be given or issued by either of them without advance agreement in writing by both parties, except that Pilgrim may disclose this Agreement or its terms as it deems necessary in SEC filings, earnings releases or other filings or statements made pursuant to applicable securities laws.

21.Van Hoose and Pilgrim agree that they will not make any written or verbal statements, cause, participate, or encourage others to make any written or verbal statements, that either publicly or privately defame, disparage, or in any way publicly criticize or call into question the personal or business reputation, practices, or conduct of Van Hoose or Pilgrim.

22.Pilgrim and Van Hoose acknowledge that the consideration given by the other pursuant to this Agreement is adequate and sufficient to make their respective obligations under this Agreement final and binding.

23.Pilgrim and Van Hoose acknowledge that neither is relying upon any representations of the other or the other's attorneys but instead is relying upon his or its own evaluation of the facts. Van Hoose acknowledges and agrees that, in deciding to execute this Agreement, Van Hoose has relied entirely upon his own judgment, and advice of an attorney of his own choosing, that he has read this Agreement, and that he has executed this Agreement voluntarily and with full understanding of its terms and effects. With respect to Van Hoose's release and waiver of claims under the Federal Age Discrimination in Employment Act ("ADEA), Van Hoose acknowledges that he has been given twenty one days to consider the release and waiver of such claims, and that he may revoke his consent to such waiver and release of claims by notifying Pilgrim in writing within seven days of the date Van Hoose signs this Agreement. Should Van Hoose exercise his right to revoke his consent to the waiver and release of claims under the ADEA, then Van Hoose shall not receive, and Pilgrim shall be relieved of its obligation to pay or provide, any of the compensation or benefits listed in paragraphs 5, 9, 10, and 11, but Van Hoose's promises, obligations and duties under this Agreement shall continue in full force and effect.

24.The provisions of this Agreement are  severable.   If  a  court of competent
   jurisdiction rules that any provision of this Agreement is invalid or unenforceable, such a ruling will not affect the validity or enforceability of any other provision of this Agreement, and the Agreement shall be deemed to be modified and amended so as to be enforceable to the extent permitted by the law.

25.This  Agreement  shall be governed by and construed in accordance  with  the laws of the State of Texas, the principles of conflict of laws notwithstanding. Venue for enforcement of this Agreement shall be in Camp County, Texas.

26.Van Hoose hereby agrees that any and all claims, disputes or controversies between Van Hoose and Pilgrim relating to his employment with Pilgrim, termination thereof, this Agreement, and the parties obligations to perform as provided in this Agreement shall be resolved by final binding arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The Arbitrator shall be selected from a panel provided by the American Arbitration Association. Venue for any such arbitration proceeding shall be in Dallas County, Texas or such other place as may be mutually agreed upon by Van Hoose and Pilgrim.

      VAN HOOSE UNDERSTANDS AND AGREES THAT HIS SIGNATURE TO THIS AGREEMENT CONSTITUTES A WAIVER OF HIS RIGHT TO A TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

27.All statements in this Agreement are contractual and not mere recitals.

28.This Agreement may be signed in multiple originals, each of which shall have full force and effect.

            SIGNED on the dates indicated below.

                                           Pilgrim's Pride Corporation



                                           By:   _________________________

                                           Date: _________________________


                                                 __________________________
                                                  David Van Hoose

                                           Date: __________________________



                                           #

                                   EXHIBIT A

FOR IMMEDIATE RELEASE
Contact:
Rick Cogdill
Chief Financial Officer, Pilgrim's Pride
(903) 855-4205

              PILGRIM'S PRIDE ANNOUNCES THE PENDING RETIREMENT OF
                   DAVID VAN HOOSE, CHIEF EXECUTIVE OFFICER,
                AND PROMOTION OF O.B. GOOLSBY TO PRESIDENT AND
                            CHIEF OPERATING OFFICER

PITTSBURG, TX - November 11, 2002 - Pilgrim's Pride Corporation (NYSE:CHX) announced today the pending retirement of David Van Hoose, Chief Executive Officer and the promotion of O.B. Goolsby, currently executive vice president of prepared food operations, to president and chief operating officer of Pilgrim's Pride.

      The leadership at Pilgrim's Pride expressed its gratitude to Van Hoose for his many years of dedicated service to the company, and, in particular, its appreciation of his experience, judgment and leadership in addressing the opportunities and challenges the company has faced. Van Hoose will take an active role in the transition of responsibility in the next several months and will serve the company as a consultant following his retirement. No successor has yet been named for the position of chief executive officer.

      "My 14 years at the company have been extremely fulfilling, and as I prepare to make changes in my own life, I will continue to work hard to make sure Pilgrim's Pride is in a position to grow and succeed," said Van Hoose. "I look forward to assisting the company to ensure a smooth and orderly transition to new management."

      In his new role, Goolsby will report to Van Hoose, who will continue in his position as chief executive officer and as a director of the company, until his retirement, which will occur on March 29, 2003.

      "With more than 20 years of experience at Pilgrim's Pride, Mr. Goolsby brings with him a wealth of knowledge and experience," said Bo Pilgrim, founder and chairman of the board of Pilgrim's Pride. "We are confident that this broad range of experience, in addition to O.B.'s longstanding dedication to the company, will enable him not only to maintain, but to enhance the reputation of Pilgrim's Pride as a world class organization."

      "I am very proud to have been selected to serve in this role," Goolsby said.
"Pilgrim's Pride is a company filled with excellent people and I look forward to serving our customers and consumers with continued commitment to quality, service and integrity."

      Pilgrim's Pride Corporation is the second largest poultry producer in the United
States -- the third largest in chicken and fifth largest in turkey -- and is the second largest chicken company in Mexico. Pilgrim's Pride employs more than 24,500 persons and operates processing and further processing plants, distribution centers, hatcheries and feed mills in Texas, Arkansas, Arizona, North Carolina, Pennsylvania, Virginia, West
Virginia and Mexico.

      Products  are sold to foodservice, retail and frozen entr{e'}e customers.
The
Company's primary distribution is through retailers and restaurants throughout the United
States and in the Northern and Central regions of Mexico and to the foodservice industry nation-wide in both countries.


                                     # # #

                                   EXHIBIT B


Message from Mike Murray, Executive Vice President, Sales and Marketing

In the event we were unable to reach you directly by phone, we would like to take this opportunity to share with you news regarding changes in our senior management. The pending retirement of David Van Hoose has been announced, as well as the promotion of O.B. Goolsby, current executive vice president of Prepared Foods Operations, to president and COO of Pilgrim's Pride.

On March 29, 2003, David will end his 14-year tenure with Pilgrim's Pride as CEO, COO, president and director, and begin his new role as a consultant for the company. He will continue to serve as CEO and director of the company until his retirement.

After joining the Pilgrim's Pride family in 1988 as senior vice president, Texas Processing, David went on to serve as senior vice president, director general and eventually president of Mexico Operations. He has served in his current role since 1998.

We are pleased to announce O.B.'s promotion to president and COO. He brings with him a wealth of knowledge and experience gained during more than 20 years with Pilgrim's Pride including serving as vice president, Prepared Foods Operations (1986-92); senior vice president, Prepared Foods Operations (1992-
98) and executive vice president, Prepared Foods Operations (since 1998). In addition to this, O.B. spent 13 years (1969-81) in various sales, distribution and plant operations positions throughout the company.

We are confident that O.B.'s broad range of experience, in addition to his longstanding dedication to the company, will enable him and his team members not only to maintain, but to enhance, Pilgrim's Pride's reputation as a world class food company.

O.B. will continue to report to David in the interim until a new CEO is named. A press release regarding these developments has been issued and is available on the Pilgrim's Pride website at www.pilgrimspride.com. We will continue to share additional information with you in the coming days.

In the meantime, we'd like to extend our gratitude to our valued customers and thank you for your continued support over the past several weeks. We look forward to continuing to provide you with the same quality, service and products you have come to expect from Pilgrim's Pride.

If you have any questions, please do not hesitate to contact your sales representative.

Best regards,
Mike Murray



                                           #

                                   EXHIBIT C

>  -----Original Message-----
> From:     Jane Brookshire
> Sent:Monday, November 11, 2002 8:19 PM
> To: _All E-Mail Users
> Subject:  Message from Bo Pilgrim, Chairman
>
>
> I would like to take this opportunity to share with you news regarding
> changes in our senior management. This evening, Pilgrim's Pride announced
> the pending retirement of David Van Hoose, Chief Executive Officer and the
> promotion of O. B. Goolsby, currently executive vice president of prepared
> food operations, to president and chief operating officer of Pilgrim's
> Pride.
>
> On March 29, 2003, David will end his 14-year tenure with Pilgrim's Pride
> as CEO, COO, president and director, and begin his new role as a > consultant for the company. He will continue to serve as CEO and director
> of the company until his retirement.
>
> After joining the Pilgrim's Pride family in 1988 as senior vice president, > Texas Processing, David went on to serve as senior vice president, > director general and eventually president of Mexico Operations. He has > served in his current role since 1998.
>
> We are pleased to announce O.B.'s promotion to president and COO.  He
> brings with him a wealth of knowledge and experience gained during more
> than 20 years with Pilgrim's Pride including serving as vice president, > Prepared Foods Operations (1986-92); senior vice president, Prepared Foods
> Operations (1992-98) and executive vice president, Prepared Foods
> Operations (since 1998).  In addition to this, O.B. spent 13 years
> (1969-81) in various sales, distribution and plant operations positions
> throughout the company.
>
> We are confident that O.B.'s broad range of experience, in addition to his > longstanding dedication to the company, will enable him and his team
> members not only to maintain, but to enhance, Pilgrim's Pride's reputation
> as a world class food company.
>
> This evening's press release is attached below.  We will be sharing
> additional information with you in the coming days.
>
> In the meantime, we'd like to once again extend our gratitude to our > Partners and thank you for your continued support. Your hard work and > dedication are greatly appreciated. I pray that God will continue to bless us.



                                           #